Exhibit 99.1

Frontier Financial Corporation Announces Second Quarter Guidance

    EVERETT, Wash.--(BUSINESS WIRE)--July 16, 2003--Frontier Financial Corporation (Nasdaq:FTBK) today announced that second quarter earnings are expected to exceed the current analyst consensus estimate of 52 cents per share in a range of two to three cents per share. Mike Clementz, president and chief executive officer of Frontier Financial Corporation, stated that, "The better-than-expected earnings were due primarily to the net interest margin compression being less than expected and an increase in other income. Also contributing to the increase was the reduction in the number of shares outstanding for the quarter. Additionally gratifying was the ratio of non-performing assets to total assets which, on a linked quarter basis, decreased from .80% to .55%." Frontier is scheduled to release its second quarter earnings report on July 24. The reason for this guidance release is that Mr. Clementz and Mr. John Dickson, CEO of Frontier Bank, will be making investor presentations today and tomorrow.
    Frontier is a Washington-based bank holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

    Certain Forward-Looking Information -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission.

    CONTACT: Frontier Financial Corporation
             Michael J. Clementz, 425-514-0700